E. I. du Pont de Nemours and Company
Management Deferred Compensation Plan
(Effective January 1, 2008)
Article 1. Purpose. E. I. du Pont de Nemours and Company (“Company”) desires to provide certain of its employees with an opportunity to accumulate additional retirement savings through voluntary compensation deferral contributions to a plan intended to constitute a non-qualified deferred compensation plan which, in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), is unfunded and maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. The Company intends that a participant’s compensation deferrals, and the earnings thereon, will not be subject to federal income tax until such amounts are paid or made available to the participant.
Article 2. Definitions
     Section 2.01 “Account” means each account established on the books of account of the Employer to reflect the balance of Plan benefits attributable to a Participant. An Account shall be credited or debited, as applicable, with Deferral Contributions, Credited Investment Return and Dividend Equivalent Units, and any payments made by the Employer to the Participant or the Participant’s Beneficiary pursuant to this Plan. A Participant’s Account shall be divided into Directed Investment Subaccounts, with respect to which he/she shall be permitted to make Deemed Investment Elections, and Stock Unit Subaccounts, with respect to which he/she shall not be permitted to make Deemed Investment Elections.
     Section 2.02 “Active Participant” means a Participant on whose behalf a current Deferral Election is in effect.
     Section 2.03 “Administrator” means the Company.
     Section 2.04 “Affiliate” means any corporation, organization or entity which is under common control with the Company or which is otherwise required to be aggregated with the Company pursuant to paragraphs (b), (c), (m), or (o) of Section 414 of the Code.
     Section 2.05 “Base Salary” means the basic pay from the Employer (excluding LTI Awards and STI Awards, distributions from nonqualified deferred compensation plans, commissions, overtime, severance, fringe benefits, stock options and other equity awards, relocation expenses, incentive payments, non-monetary awards, automobile and other allowances (whether or not such allowances are included in the Employee’s gross income) and other non-regular forms of compensation paid to a Participant for employment services rendered). Base Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or nonqualified plans of any Employer and shall be calculated to include amounts not otherwise included in the Participant’s gross income under Code Sections 125, 132, 402(e)(3), 402(h), or 403(b) pursuant to plans or arrangements established by any Employer; provided, however, that all such amounts will be included in Base Salary only to the extent that had there been no such plan, the amount would have been payable in cash to the Employee. Notwithstanding anything in this Plan to the contrary, Base Salary shall not include any amount paid pursuant to a disability plan or pursuant to a disability insurance policy.
     Section 2.06 “Base Salary Deferral Eligible Employee” means any U.S.-based employee of the Employer who is designated from time to time by the Employer as eligible to defer the payment of Base Salary in accordance with Article 4 hereof.
     Section 2.07 “Beneficiary” means the person or persons designated as such pursuant to Article 7 hereof.
     Section 2.08 “Change of Control” means an objectively determined event that occurs with respect to the Company or the Employer for whom the Participant renders services and which constitutes both a Change in Control for purposes of the Equity and Incentive Plan and change in the ownership or effective control of the Company or Employer, as applicable, or in the ownership of a substantial portion of the Company’s or Employer’s, as applicable, assets for purposes of Code Section 409A.
     Section 2.09 “Code” means the Internal Revenue Code of 1986, as amended, and the regulations and rulings issued thereunder.
     Section 2.10 “Common Stock Unit” means a notional unit representing one share of common stock of the Company.
     Section 2.11 “Credited Investment Return” means the hypothetical gain or loss credited to a Participant’s Directed Investment Subaccounts pursuant to Article 5 hereof.
     Section 2.12 “Deemed Investment Election” means the selection by a Participant, pursuant to Article 5 hereof, of Investment Options in which his/her Directed Investment Subaccounts shall be deemed invested.

     Section 2.13 “Deferral Contributions” means the elective contributions made to the Plan by a Participant pursuant to Article 4 hereof.
     Section 2.14 “Deferral Election” means an election, pursuant to Article 4 hereof, to defer receipt of Base Salary or STI Awards, or the settlement of LTI Awards.
     Section 2.15 “Directed Investment Subaccount” means that portion of a Participant’s Account to which a Participant’s Deferral Contributions of Base Salary and STI Awards, and Credited Investment Return and Dividend Equivalent Units attributable thereto, will be allocated and with respect to which he/she may make Deemed Investment Elections in accordance with Article 5 hereof. A Participant may maintain no more than five (5) Directed Investment Subaccounts under this Plan.
     Section 2.16 “Dividend Equivalent Units” means additional Common Stock Units credited to a Participant’s Account pursuant to Section 5.05.
     Section 2.17 “Dividend Payment Date” means each date on which the Company pays a dividend on its common stock.
     Section 2.18 “Effective Date” means January 1, 2008. Notwithstanding the foregoing to the contrary, provisions of this Plan related to the deferral of Base Salary and LTI Awards shall not be effective until January 1, 2009.
     Section 2.19 “Eligible Employee” means any Base Salary Deferral Eligible Employee, STI Deferral Eligible Employee or LTI Deferral Eligible Employee.
     Section 2.20 “Employer” means the Company and any Affiliate which, with the consent of the Company, adopts this Plan.
     Section 2.21 “Equity and Incentive Plan” means the E.I. du Pont de Nemours and Company Equity and Incentive Plan.
     Section 2.22 “Form of Payment” means either (i) a lump sum or (ii) annual installments (for up to fifteen (15) years).
     Section 2.23 “Identification Date” means each December 31.

     Section 2.24 “Investment Options” means one or more alternatives designated from time to time, pursuant to Section 5.01 hereof, for purposes of crediting earnings or losses to Directed Investment Subaccounts.
     Section 2.25 “LTI Award” means an award of RSUs or PSUs.
     Section 2.26 “LTI Deferral Eligible Employee” means any U.S.-based employee of the Employer who is designated from time to time by the Company as eligible to defer the settlement of an LTI Award in accordance with Article 4 hereof.
     Section 2.27 “Participant” means any Eligible Employee who has elected to participate in the Plan by completing the appropriate forms (including electronic forms) prescribed by the Administrator for that purpose.
     Section 2.28 “Payment Event” means any one of the following:
     (a) Separation from Service
     (b) Specified date or fixed schedule of payments (provided that if a Participant who has elected this option dies prior to the date payments would otherwise have commenced hereunder, the applicable subaccount(s) shall automatically be paid to his/her beneficiary as soon as practicable thereafter)
     (c) Earlier to occur of (a) or (b) above
     (d) Change of Control, if occurring prior to (a) or (b) above.
Notwithstanding the foregoing, a Participant may request that all or a portion of his/her Account be distributed on account of an “unforeseeable emergency” as defined in Treasury Regulation Section 1.409A-3(i)(3) and subject to the restrictions on such distributions set forth therein.
     Section 2.29 “Plan” means the E.I du Pont de Nemours and Company Management Deferred Compensation Plan.
     Section 2.30 “Plan Year” means the twelve (12) month period beginning January 1 and ending December 31.
     Section 2.31 “PSU” means a performance-based restricted stock unit granted under the Equity and Incentive Plan.

     Section 2.32 “Qualified Leave” means military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the individual retains a right to reemployment with the service recipient under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the employee will return to perform services for the employer. If the period of leave exceeds six months and the individual does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period.
     Section 2.33 “RSU” means a time-vested restricted stock unit granted under the Equity and Incentive Plan.
     Section 2.34 “Section 16 Person” means any employee who is subject to the reporting requirements of Section 16(a) or the liability provisions of Section 16(b) of the Securities and Exchange Act of 1934, as amended.
     Section 2.35 “Separation from Service” means a “separation from service” as defined in Treasury Regulation Section 1.409A-1(h).
     Section 2.36 “Similar Plan” means a plan required to be aggregated with this Plan under Treasury Regulation
Section 1.409A-1(c)(2)(i)(A).
     Section 2.37 “Specified Employee” means an officer of the Employer at any time during the 12-month period ending on an Identification Date. If a Participant is a Specified Employee as of an Identification Date, such Participant is treated as a Specified Employee for the 12-month period beginning on the first day of the first month following the Identification Date.
     Section 2.38 “STI Award” means a cash-based award under the Equity and Incentive Plan.
     Section 2.39 “STI Deferral Eligible Employee” means any U.S.-based employee of the Employer who is designated from time to time by the Employer as eligible to defer the payment of an STI Award in accordance with Article 4 hereof.
     Section 2.40 “Stock Unit Subaccount” means that portion of a Participant’s Account to which a Participant’s Deferral Contributions of LTI Awards, and Dividend Equivalent Units attributable thereto, will be allocated and with respect to which he/she may not make Deemed Investment Elections in accordance with Article 5 hereof. A Participant may maintain no more than five (5) Stock Unit Subaccounts under this Plan.
     Section 2.41 “Triggering Event” means, with respect to a Distribution Subaccount, the Payment Event elected by a Participant pursuant to Section 4.03.
Article 3. Eligibility.
     Section 3.01 Procedure For and Effect of Admission. Each Eligible Employee who desires to participate in this Plan shall complete such forms (including electronic forms) and provide such data as is reasonably required by the Administrator. By becoming a Participant, an Eligible Employee shall be deemed to have consented to the provisions of this Plan and all amendments hereto.
     Section 3.02 Cessation of Participation. A Participant shall cease to be an Active Participant on the earlier of:
     (a) The date on which the Plan terminates;
     (b) The date on which he/she ceases to be an Eligible Employee; or
     (c) The date on which he/she is permitted by the Administrator to terminate Deferral Contributions to the Plan.
     A former Active Participant will be considered a Participant for all purposes, except with respect to the right to make contributions, as long as he/she retains an Account.
Article 4. Deferral Elections
     Section 4.01 Annual Deferral Election.

     (a) Deferral Contributions of Base Salary. Prior to the last day of the calendar year preceding the first day of a Plan Year, a Base Salary Deferral Eligible Employee may elect, in a written or electronic notification to the Administrator, to defer a percentage, not to exceed 60%, of his/her Base Salary payable with respect to services performed during the Plan Year. Any election made pursuant to this section shall remain in effect unless and until changed by the Participant; provided, however, that with respect to Base Salary earned in any future taxable year, such election becomes irrevocable on December 31 of the preceding calendar year.
     (b) Deferral Contributions of STI Awards. With respect to any STI Award, an STI Deferral Eligible Employee may elect, in a written or electronic notification to the Company on or before the sixth month prior to the last day of the performance period over which the STI Award shall be determined, to defer a percentage, not to exceed 60%, of such STI Award; provided, however, that such STI Deferral Eligible Employee performs services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date the election to defer is made. Such election shall remain in effect unless and until changed by the Participant; provided, however, that with respect to any STI Award earned during any future taxable year, such election becomes irrevocable no later than six (6) months before the end of the performance period over which the STI Award shall be determined.
     (c) Deferral Contributions of LTI Awards.
     (i) RSUs. On or before the last day of the calendar year preceding the first day of a Plan Year, an LTI Deferral Eligible Employee may elect to defer the settlement of RSUs granted during such Plan Year. Notwithstanding the foregoing, an LTI Deferral Eligible Employee may elect to defer the settlement of RSUs that are subject to a vesting period of at least 12 months, provided such election is made on or before the thirtieth (30th) day after the LTI Deferral Eligible Employee is granted the RSUs and further provided that the election is made at least 12 months in advance of the earliest date on which the vesting period could expire. In the event that a timely election to defer the settlement of RSUs may not be made pursuant to either of the foregoing sentences of this paragraph, an LTI Deferral Eligible Employee may elect to defer the settlement of RSUs provided such election is made at least 12 months in advance of the date on which the restrictions on such RSUs lapse and further provided that such RSUs may not be settled until the fifth anniversary of the date that the restrictions on the RSUs lapsed. Notwithstanding the foregoing to the contrary, an LTI Deferral Eligible Employee shall not be permitted to elect to defer the settlement of RSUs unless such election complies with Code Section 409A. If a Participant elects to defer settlement of RSUs, any restrictions on transferability and/or events of forfeiture applicable to such RSUs under the Equity and Incentive Plan or the Award Terms (as defined under the Equity and Incentive Plan) shall continue in full force and effect. Upon expiration of all restrictions on transferability, the appropriate number of Common Stock Units of the Company, including Dividend Equivalent Units attributable thereto, shall be credited to the Participant’s applicable Stock Unit Subaccount. Any election made pursuant to this Section shall remain in effect unless and until changed by the Participant; provided, however, that with respect to RSUs granted in any future taxable year, such election becomes irrevocable on or before the last day of the calendar year preceding the Plan Year during which the RSUs are granted or, if later, on or before the thirtieth (30th) day after the LTI Deferral Eligible Employee is granted the RSUs and at least 12 months in advance of the earliest date on which the vesting period could expire.
     (ii) PSUs. An LTI Deferral Eligible Employee may elect, in a written or electronic notification to the Company on or before the sixth month prior to the last day of the performance period over which the PSUs shall be determined, to defer the settlement of such PSUs. Such election shall remain in effect unless and until changed by the Participant; provided, however, that with respect to any PSUs earned during any future taxable year, such election becomes irrevocable no later than six (6) months before the end of the performance period over which the PSUs shall be determined.
     Section 4.02 Initial Eligibility.
     (a) Deferral Contributions of Base Salary. Notwithstanding the foregoing, an employee who first becomes a Base Salary Deferral Eligible Employee during a Plan Year may elect to defer a percentage, not to exceed 60%, of his/her Base Salary payable with respect to services performed during that Plan Year, provided that such Base Salary Deferral Eligible Employee has not previously become eligible to participate in this or any Similar Plan. Such election must be made within 30 days after the date the employee becomes a Base Salary Deferral Eligible Employee and shall apply to Base Salary earned for services performed after the election is filed with the Administrator. Any election made pursuant to this Section shall remain in effect unless and until changed by the Participant; provided, however, that with respect to Base Salary earned in any future taxable year, such election becomes irrevocable on December 31 of the preceding calendar year.
     (b) Deferral Contributions of STI Awards. Notwithstanding the foregoing, an employee who first becomes a STI Deferral Eligible Employee during a Plan Year, but after the beginning of the performance period, may elect to defer up to 60% of the portion of his/her STI Award payable with respect to services performed after the election, provided that such STI Deferral Eligible Employee has not previously become eligible to participate in this or any Similar Plan. For this purpose, an election will be deemed to apply to the portion of an STI Award paid for services performed after the election if the election applies to no more than an amount equal to the total amount of the STI Award multiplied by the ratio of the number of days remaining in the performance period after the election over the total number of days in the performance period. Any election made pursuant to this Section shall remain in effect unless and until changed by the Participant; provided, however, that with respect to any STI Award earned during any future taxable year, such election becomes irrevocable no later than six (6) months before the end of the period over which the STI Award shall be determined.
     Section 4.03 Initial Distribution Elections.
     (a) Directed Investment Subaccounts. A Participant may elect to establish up to five (5) Directed Investment Subaccounts under his/her Account. At the time a Participant establishes a Directed Investment Subaccount, he/she must also elect a Payment Event and Form of Payment with respect to such subaccount. When making a Deferral Election with respect to Base Salary or STI Awards, a Participant shall designate: (i) to which Directed Investment Subaccounts amounts deferred pursuant to that election, and Credited Investment Return and Dividend Equivalent Units attributable thereto, shall be allocated; and (ii) how those amounts shall be allocated among the designated Directed Investment Subaccounts. If a Participant fails to establish a Directed Investment Subaccount or fails to designate the Directed Investment Subaccount(s) to which his/her Deferral Contributions of Base Salary or STI Awards should be allocated, such Deferral Contributions shall be allocated to the default Directed Investment Subaccount established by the Administrator. The Payment Event with respect to such default Directed Investment Subaccount shall be Separation of Service and the Form of Payment shall be a lump sum.
     (b) Stock Unit Subaccount. A Participant may elect to establish up to five (5) Stock Unit Subaccounts under his/her Account. At the time a Participant establishes a Stock Unit Subaccount, he/she must also elect a Payment Event and Form of Payment with respect to such subaccount. When making a Deferral Election with respect to LTI Awards, a Participant shall designate: (i) to which Stock Unit Subaccounts amounts deferred pursuant to that election, and Dividend Equivalent Units attributable thereto, shall be allocated; and (ii) how those amounts shall be allocated among the designated Stock Unit Subaccounts. If a Participant fails to establish a Stock Unit Subaccount or fails to designate the Stock Unit Subaccount(s) to which his/her Deferral Contributions of LTI Awards should be allocated, such Deferral Contributions shall be allocated to the default Stock Unit Subaccount established by the Administrator. The Payment Event with respect to such default Stock Unit Subaccount shall be Separation of Service and the Form of Payment shall be a lump sum.
     Section 4.04 Subsequent Distribution Elections. A Participant may subsequently elect to change the Payment Event or Form of Payment elected with respect to one or more Directed Investment Subaccounts or Stock Unit Subaccounts in accordance with procedures established by the Administrator for such purpose; provided, however, that: (i) such subsequent election may not take effect until at least 12 months after the date on which it is made; (ii) the payment with respect to which such election is made must be deferred for a period of not less than five (5) years from the date such payment would otherwise have been made; and (iii) any subsequent election related to a payment at a specified time or in accordance with a fixed schedule may not be made less than 12 months prior to the date of the first scheduled payment.
Article 5. Investment of Accounts
     Section 5.01 Investment Options. The Administrator shall designate from time to time one or more Investment Options in which a Participant’s Directed Investment Subaccounts may be deemed invested. The Administrator shall have the sole discretion to determine the number of Investment Options to be designated hereunder and the nature of the Investment Options and may change or eliminate any of the Investment Options from time to time. In the event of such change or elimination, the Administrator shall give each Participant timely notice and opportunity to make a new election. No such change or elimination of any Investment Options shall be considered to be an amendment to the Plan pursuant to Section 9.01.
     Section 5.02 Making Deemed Investment Elections. A Participant shall select one or more Investment Options in which his/her Directed Investment Subaccounts shall be deemed invested. Separate Deemed Investment Elections may be made with respect to each Directed Investment Subaccount. Any such election shall be made by filing with the Administrator the appropriate form prescribed for that purpose. The Administrator shall establish procedures relating to Deemed Investment Elections. Deemed Investment Elections shall remain in affect until changed by a Participant pursuant to Section 5.03.
     Section 5.03 Changes to Deemed Investment Elections. A Participant may request a change to his/her Deemed Investment Elections for future amounts allocated to his/her Directed Investment Subaccount and amounts already allocated to his/her Directed Investment Subaccount. Any such change shall be made by filing with the Administrator the appropriate form (including electronic forms) prescribed by the Administrator for that purpose. The Administrator shall establish procedures relating to changes in Deemed Investment Elections, which may include limiting the percentage, amount and frequency of such changes and specifying the effective date for any such changes.
     Section 5.04 Crediting or Debiting of Investment Experience. Each Participant’s Directed Investment Subaccount shall be credited or debited, as applicable, daily with the amount which the Participant’s Directed Investment Subaccount would have earned or lost, as applicable, if the amounts credited to such account had, in fact, been invested in accordance with the Participant’s Deemed Investment Elections.
     Section 5.05 Dividend Equivalent Units. If dividends on the Company’s common stock are paid during any period that a Participant holds Common Stock Units in one or more of his/her Directed Investment Subaccounts or Stock Unit Subaccounts, as of the applicable Dividend Payment Date, a number of additional Common Stock Units shall be credited to such Directed Investment Subaccount(s) or Stock Unit Subaccount(s), as applicable. The number of such additional Common Stock Units to be credited shall be determined by first multiplying: (a) the total number of Common Stock Units, including fractional units, standing to the Participant’s credit in such account on the day immediately preceding such Dividend Payment Date (including all Dividend Equivalent Units credited to such account on all previous Dividend Payment Dates); by (b) the per share dollar amount of the dividend paid on such Dividend Payment Date; and then (c) dividing the resulting amount by the closing price of one share of the Company’s common stock on such Dividend Payment Date.
Article 6. Payment of Accounts
     Section 6.01 Payment in General. Upon the occurrence of a Triggering Event that is a Separation from Service or a Change of Control, the Employer shall, within 90 days thereafter, commence payment of the applicable Distribution Subaccount(s) to the Participant, or his/her Beneficiary, as applicable, in the Form of Payment elected by the Participant with respect thereto. Upon the occurrence of a Triggering Event that is a specified date or a fixed schedule of payments, the Employer shall commence payment of the applicable Subaccount to the Participant on such specified date or in accordance with such fixed schedule of payments. The amount of each payment made pursuant to this section shall be based upon the fair market value of the Participant’s Account as of the latest practicable date preceding the payment date and the number of remaining scheduled payments due.

     Section 6.02 Specified Employees. Notwithstanding Section 6.01, upon the occurrence of a Triggering Event that is a Separation from Service (other than on account of death), the Employer shall commence payment of the applicable Distribution Subaccount(s) to the Participant in the Form of Payment elected by the Participant with respect thereto on the later of: (1) the date that is six months and one day after such Triggering Event; or (2) the date on which such payment was otherwise scheduled to commence.
     Section 6.03 Medium of Payments. Payments attributable to that portion of a Participant’s Directed Investment Subaccount which is deemed to be invested in Common Stock Units shall be paid in shares of the Company’s common stock for each whole unit and cash for each fraction of a unit. Payments attributable to the remaining portion of a Participant’s Directed Investment Subaccount shall be paid in cash. Payments attributable to a Participant’s Stock Unit Subaccounts shall be delivered in shares of the Company’s common stock for each whole unit and cash for each fraction of a unit.
Article 7. Beneficiary Designation
     Section 7.01 Right to Designate Beneficiary. The Participant will have the right, at any time, to designate any person or persons as Beneficiary (both primary and contingent) to whom payment under the Plan will be made in the event of the Participant’s death. The Beneficiary designation will be effective when it is submitted in writing or electronically to the Administrator during the Participant’s lifetime on a form prescribed by the Administrator.
     Section 7.02 Cancellation/Revocation of Beneficiary Designation. The submission of a new Beneficiary designation will cancel all prior Beneficiary designations.
     Section 7.03 Failure to Designate Beneficiary or Death of Beneficiary. If a Participant fails to designate a Beneficiary as provided above, or if every person designated as Beneficiary predeceases the Participant, then the Administrator will direct the distribution of the benefits to the Participant’s estate. If a primary Beneficiary dies after commencement the Participant’s death but prior to completion of benefits under this Plan, and no contingent Beneficiary has been designated by the Participant, any remaining payments will be paid to the Beneficiary’s estate.
Article 8. Plan Administration
     Section 8.01 Administrator’s Responsibilities. The Administrator is responsible for the day to day administration of the Plan. The Administrator may appoint other persons or entities to perform certain of its functions. Such appointment shall be made and accepted by the appointee in writing and shall be effective upon the written approval of the Company. The Administrator and any such appointee may employ advisors and other persons necessary or convenient to help him/her carry out his/her duties. The Administrator shall have the right to remove any such appointee from his/her position. Any person, group of persons or entity may serve in more than one capacity.
     Section 8.02 Records and Accounts. All individual and group records relating to Participants and Beneficiaries, and all other records necessary for the proper operation of the Plan, shall be made available to the Employer and to each Participant and Beneficiary for examination during business hours except that a Participant or Beneficiary shall examine only such records as pertain exclusively to the examining Participant or Beneficiary and those records and documents relating to all Participants generally.
     Section 8.03 Administrator’s Specific Powers and Duties. In addition to any powers, rights and duties set forth elsewhere in the Plan, the Administrator shall have the following powers and duties:
     (a) to adopt such rules and regulations consistent with the provisions of the Plan;
     (b) to enforce the Plan in accordance with its terms and any rules and regulations it establishes;
     (c) to maintain records concerning the Plan sufficient to prepare reports, returns and other information required by the Plan or by law;
     (d) to construe and interpret the Plan and to resolve all questions arising under the Plan;
     (e) to direct the Employer to pay benefits under the Plan, and to give such other directions and instructions as may be necessary for the proper administration of the Plan;
     (f) to engage assistants and professional advisors.
     Section 8.04 Construction of the Plan. The Administrator shall have the sole and absolute discretion to interpret the Plan and shall resolve all questions arising in the administration, interpretation and application of the Plan. The Administrator shall correct any defect, reconcile any inconsistency, or supply any omission with respect to this Plan. All such corrections, reconciliations, interpretations and completions of Plan provisions shall be final and binding upon the parties.

     Section 8.05 Employer’s Responsibility to Administrator. Each Employer shall furnish the Administrator such data and information as it may require. The records of the Employer shall be determinative of each Participant’s period of employment, termination of employment and the reason therefor, leave of absence, reemployment, years of service, personal data, and compensation reductions. Participants and their Beneficiaries shall furnish to the Administrator such evidence, data, or information, and execute such documents, as the Administrator requests.
     Section 8.06 Engagement of Assistants and Advisers; Plan Expenses. The Administrator shall have the right to hire such professional assistants and consultants as it, in its sole discretion, deems necessary or advisable, including, but not limited to:
     (a) investment managers and/or advisers;
     (b) accountants;
     (c) actuaries;
     (d) attorneys;
     (e) consultants; and
     (f) clerical and office personnel.
     Section 8.07 Liability. Neither the Administrator nor the Employer shall be liable to any person for any action taken or omitted in connection with the administration of this Plan unless attributable to its own fraud or willful misconduct; nor shall the Employer be liable to any person for such action unless attributable to fraud or willful misconduct on the part of a director, officer or employee of the Employer.
     Section 8.08 Payment of Expenses. If directed by the Company, expenses of the Administrator incurred in the operation or administration of this Plan shall be charged against the Participant’s Accounts to which the expense relates. If an expense is applicable to more than one Participant’s Accounts, the expense shall be allocated among such Participants’ Accounts in a non-discriminatory manner as determined by the Company.
     Section 8.09 Indemnity of Administrator. The Employer shall indemnify the Administrator (including any individual who is a member of a committee serving as the Administrator) or any individual who is a delegate of the Administrator against any and all claims, loss, damage, expense or liability arising from any action or failure to act, except when due to gross negligence or willful misconduct.
Article 9. Amendment or Termination
     Section 9.01 Amendment. The Board of Directors of the Company, or its delegate, may amend the Plan at any time and from time to time and any amendment may have retroactive effect, including, without limitation, amendments to the amount of contributions; provided, however, that no amendment shall (i) reduce the value of a Participant’s Account or (ii) change the form or timing of payment of an amount contributed prior to the date of amendment.
     Section 9.02 Termination. While the Plan is intended to be permanent, the Board of Directors of the Company, or its delegate, may at any time terminate or partially terminate the Plan, provided that upon such termination, except to the extent otherwise permitted under Code Section 409A, all Accounts will be distributed in accordance with the terms of the Plan as in effect on the date of termination. Written notice of such termination or partial termination, setting forth the date and terms thereof, shall be given to the Administrator.
Article 10. Miscellaneous
     Section 10.01 Section 16 Person. With respect to Section 16 Persons, the Administrator may establish, in writing, such rules, regulations, policies or practices hereunder which it deems, in its sole discretion, to be necessary and appropriate.
     Section 10.02 Claims Review. In any case in which a claim for Plan benefits of a Participant or Beneficiary is denied or modified, the Administrator shall furnish written notice to the claimant within 90 days (or within 180 days if additional information requested by the Administrator necessitates an extension of the 90-day period), which notice shall:

     (a) State the specific reason or reasons for the denial or modification;
     (b) Provide specific reference to pertinent Plan provisions on which the denial or modification is based;
     (c) Provide a description of any additional material or information necessary for the Participant, his/her Beneficiary, or representative to perfect the claim and an explanation of why such material or information is necessary; and
     (d) Explain the Plan’s claim review procedure as contained herein, including the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse review determination.
     In the event a claim for Plan benefits is denied or modified, if the Participant, his/her Beneficiary, or a representative of such Participant or Beneficiary desires to have such denial or modification reviewed, he/she must, within 60 days following receipt of the notice of such denial or modification, submit a written request for review by the Administrator of its initial decision. In connection with such request, the Participant, his/her Beneficiary, or the representative of such Participant or Beneficiary may review any pertinent documents upon which such denial or modification was based and may submit issues and comments in writing. Within 60 days following such request for review the Administrator shall, after providing a full and fair review, render its final decision in writing to the Participant, his/her beneficiary or the representative of such Participant or Beneficiary stating specific reasons for such decision, making specific references to pertinent Plan provisions upon which the decision is based and stating that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim. If special circumstances require an extension of such 60-day period, the Administrator’s decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. If an extension of time for review is required, written notice of the extension shall be furnished to the Participant, Beneficiary, or the representative of such Participant or Beneficiary prior to the commencement of the extension period.
     Section 10.03 Limitation of Participant’s Rights. Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment of an Employer, nor shall it interfere with the rights of an Employer to terminate the employment of any Participant and/or take any personnel action affecting any Participant without regard to the effect which such action may have upon such Participant as a recipient or prospective recipient of benefits under the Plan.

     Section 10.04 Obligations to Employer. If a Participant becomes entitled to a distribution of benefits under the Plan, and if at such time the Participant has outstanding any debt, obligation, or other liability representing an amount owing to an Employer, then such Employer may offset such amount owed to it against the amount of benefits otherwise distributable. Such determination shall be made by the Administrator.
     Section 10.05 Nonalienation of Benefits. Except as expressly provided herein, no Participant or Beneficiary shall have the power or right to transfer (otherwise than by will or the laws of descent and distribution), alienate, or otherwise encumber the Participant’s interest under the Plan. Any such attempted assignment shall be considered null and void. The interest of any Participant or any beneficiary receiving payments hereunder shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant’s Beneficiary. An Employer’s obligations under this Plan are not assignable or transferable except to (a) a business entity which acquires all or substantially all of an Employer’s assets or (b) any business entity into which an Employer may be merged or consolidated.
     Section 10.06 Unfunded Status of Plan. The Plan is intended to constitute an “unfunded” plan of deferred compensation for Participants for tax and for purposes of Title I of ERISA. The Plan constitutes a mere promise by the Employer to make benefit payments in the future. Each Employer shall not be liable for any benefit payments to any other Employer’s Eligible Employees who are Participant is this Plan. Benefits payable hereunder shall be payable out of the general assets of the applicable Employer, and no segregation of any assets whatsoever for such benefits shall be made. With respect to any payments not yet made to a Participant, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of his/her Employer.
     Section 10.07 Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.
     Section 10.08 Gender, Singular & Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.
     Section 10.09 Notice. Any notice or filing required or permitted to be given to the Administrator under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Administrator or to such representatives as the Administrator may designate from time to time. Such notice shall be deemed given as to the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.
     Section 10.10 Governing Law. The Plan shall be governed and construed under the laws of the State of Delaware to the extent not preempted by Federal law which shall otherwise control.
     Section 10.11 Binding Terms. The provisions of the Plan shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, executors, administrators and successors.
     Section 10.12 Headings. All headings preceding the text of the several Sections hereof are inserted solely for reference and shall not constitute a part of this Plan, nor affect its meaning, construction or effect.
     Section 10.13 Representations. The Employer does not represent or guarantee that any particular federal or state income, payroll, personal property or other tax consequence will result from participation in the Plan. A Participant should consult with professional tax advisors to determine the tax consequences of his/her participation. In addition, the Company does not represent or guarantee positive Credited Investment Return and shall not be required to restore any negative Credited Investment Return.
     Section 10.14 Compliance with Section 409A. The Company intends that this Plan provide for the deferral of compensation as permitted under Code Section 409A. If any provision of this Plan is determined to be inconsistent with such intent, it shall be severable and the balance of this Plan shall remain in full force and effect.